EXHIBIT 99.1

MCI Announces Allocation of Note Maturities and

Extension of Expiration Date for Election Forms

ASHBURN, Va. – December 18, 2003 MCI (WCOEQ, MCWEQ) today announced that the principal amount of the senior notes the Company will issue on its emergence from bankruptcy will be allocated 35 percent to the three-year notes, 35 percent to the five-year notes and 30 percent to the 10-year notes. The aggregate principal amount of all three series of notes will be between $4,665,000,000 and $5,665,000,000, depending upon the elections made by certain claim holders under the Company’s plan of reorganization.

In addition, MCI announced that the expiration date for the delivery of election forms by the holders of claims in classes 5, 11 and 13 of the Company’s plan of reorganization is being extended to 4:15 p.m. (Eastern Time) on January 9, 2004. These election forms allow the holders to elect to receive notes and/or common stock of the reorganized Company upon its emergence from bankruptcy. The previous expiration date was 4:00 p.m. (Eastern Time) on December 24, 2003.

WorldCom, Inc. (WCOEQ, MCWEQ), which, together with its subsidiaries, currently conducts business under the MCI brand name, is a leading global communications provider, delivering innovative, cost-effective, advanced communications connectivity to businesses, governments and consumers. With the industry’s most expansive global IP backbone, based on the number of company-owned POPs, and wholly-owned data networks, WorldCom develops the converged communications products and services that are the foundation for commerce and communications in today’s market. For more information, go to http://www.mci.com.

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